Exhibit 10.25

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of May 18, 2011 by and between NBTY, Inc., a Delaware corporation (the “Company”), and Harvey Kamil (“Kamil”).

RECITALS:

WHEREAS, the Company and Kamil are parties to a letter agreement, dated May 18, 2011 (the “Letter Agreement”), pursuant to which Kamil shall provide Services, as defined in the Letter Agreement, in accordance with the terms of the Letter Agreement; and

WHEREAS, the Company and Kamil desire to provide for certain indemnification with respect to the Services;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Kamil do hereby covenant and agree as follows:

Section 1.               Kamil shall indemnify the Company for all Expenses (as defined in Section 3 hereof) incurred by the Company as a result of Kamil providing the Services in a manner that constitutes willful misconduct, after receiving written notice from the Company that such conduct rises to the level of willful misconduct.

Section 2.               The Company shall indemnify Kamil for (i) all Expenses incurred by Kamil after Kamil provides the Services in accordance with the Letter Agreement and (ii) any interest and additional tax under section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and any corresponding state and local interest and additional taxes that may arise solely as a result of the application of Treasury Regulation Section 1.409A-1(h) or 1.409A-3(j) to the provision of Services in such manner so that Kamil is held economically harmless.  Such indemnification shall be made within five business days of Kamil’s request for such indemnification in accordance with the Company’s policies, procedures and rules governing employees regardless of whether such notice is given during Kamil’s employment or after his termination of employment.

Section 3.               Definitions.  As used in this Agreement, (a) “Expenses” shall mean all reasonable direct and indirect costs, expenses, fees and charges (including without limitation attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding; and (b) “Proceeding” shall mean any actual, threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, formal or informal hearing, inquiry, audit or investigation, litigation, inquiry, administrative hearing or proceedings or any other actual, threatened, pending or completed judicial, administrative or arbitration proceeding, in each case, following the provision of Services under the Letter Agreement.

Section 4.               This Agreement, together with the Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  Except as otherwise expressly provided herein, the rights of a party hereunder (including the right to enforce the obligations hereunder of the other party) may be waived only with the written consent of such party, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

NBTY, INC.		KAMIL

By:	/s/ Jeffrey Nagel	/s/ Harvey Kamil
	Jeffrey Nagel	Harvey Kamil

Address:		Address:

2100 Smithtown Avenue		11 Shore Drive
Ronkonkoma, NY 11779		Setauket, NY 11733